Crown Cork & Seal Company, Inc.       [GRAPHIC OMITTED]          NEWS RELEASE
9300 Ashton Road
Philadelphia, Pennsylvania  19136
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                        --------------------------------
                           CROWN CORK & SEAL ANNOUNCES
                           THIRD QUARTER 1996 RESULTS
                        --------------------------------


     Philadelphia, PA -- October 14, 1996. Crown Cork & Seal Company, Inc. (NYSE & PARIS BOURSE - CCK) announces its results for the quarter ended September 30, 1996, in comparison with 1995 as follows:


(In millions, except share and per share amounts)

                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                 ------------------         -----------------
                                   SEPTEMBER 30,              SEPTEMBER 30,
                                 ------------------         -----------------
                                  1996        1995         1996          1995
                                  ----        ----         ----          ----

Net sales                       $2,462.1    $1,427.1      $6,367.0     $3,939.6
                                --------    --------      --------     --------

Cost of products sold            1,988.6     1,252.8       5,169.1      3,343.6

Depreciation and
 amortization                      130.0        67.3         359.8        196.5

Selling and
 administrative expense            101.6        36.0         277.4        107.8

Provision for restructuring          -          82.5          29.6        102.7

Gain on sale of assets          (   12.6)  (     3.1)    (    22.8)    (    8.1)

Interest expense,
 net of interest income             85.0        34.8         223.0        102.8

Translation and
 exchange adjustments                3.0   (     1.8)    (    35.7)    (    1.3)
                                 -------    --------      --------      -------
Income (loss)
 before income taxes               166.5   (    41.4)        366.6         95.6

Provision for income taxes          54.1   (    23.9)        107.7         17.4

Minority interests,
 net of equity earnings         (    3.0)  (     2.4)    (    14.1)    (    9.4)
                                 --------   --------      --------      -------
Net income (loss)                  109.4   (    19.9)        244.8         68.8

Preferred stock dividends            5.9        -             13.9          -
                                 --------   --------      --------      -------
Net income (loss) available
  to common shareholders        $  103.5   ($   19.9)     $  230.9      $  68.8
                                ========    ========      ========      =======

Primary earnings (loss)
 per average common share       $    .81   ($    .22)     $   1.91      $   .76
                                ========    ========      ========      =======
Fully diluted earnings
 (loss) per average
  common share                  $    .78   ($    .22)     $   1.89      $   .76
                                ========     ========     ========      =======

Dividends per common share      $    .25                  $    .75
                                ========                  ========

Weighted average shares
 outstanding:
         Primary             128,510,213  90,840,987   120,820,436   90,619,389

         Fully diluted       139,836,015  90,840,987   129,837,826   90,621,473

Actual common shares
 outstanding                 128,215,366  90,576,900   128,215,366   90,576,900

Actual preferred
 shares outstanding           12,432,622                12,432,622


The results for 1996 include the operations of CarnaudMetalbox from the acquisition date of February 22, 1996.

Certain prior year amounts have been reclassified to improve comparability.

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